UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2011

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-166447	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 24, 2011, Cole Corporate Income Operating Partnership, LP (“CCI OP”), the operating partnership of Cole Corporate Income Trust, Inc. (the “Company”), entered into an agreement of purchase and sale with Series C, LLC (“Series C”), an affiliate of the Company’s advisor, to purchase 100% of the membership interests (the “Medtronic Interests”) in Cole OF San Antonio TX, LLC, a Delaware limited liability company (“OF San Antonio”), for a gross purchase price of $32.85 million, which equals the gross purchase price paid for the asset by Series C, exclusive of closing costs (the “Medtronic Agreement”). OF San Antonio owns as its only asset an approximately 145,025 square foot single-tenant office building leased to Minimed Distribution Corp, a Delaware corporation (“Minimed”), a wholly-owned subsidiary of Medtronic, Inc., which guarantees the lease, on an approximately 9.64 acre site located in San Antonio, TX (the “Medtronic Property”). The Medtonic Property was constructed in 2008. A majority of the Company’s board of directors (including all of the Company’s independent directors) not otherwise interested in the acquisition approved the acquisition as being fair and reasonable to the Company and determined that the cost to the Company does not exceed the lesser of the current appraised value of the Medtronic Property or the cost of the property to Series C.

The purchase of the Medtronic Interests is expected to be funded with a combination of offering proceeds totaling at least $2,500,000 and a carry-back loan for the remaining balance from Series C (the “Loan”). The expected Loan will bear interest at a fixed interest rate of 4.75% with monthly interest-only payments and will mature one year from the date of close. The Loan may be repaid in whole or in part without premium or penalty. The Company expects to enter into the Loan concurrently with the purchase of the Medtronic Interests. The Loan has been approved by a majority of the directors (including all of the independent directors) not otherwise interested in the transaction  as fair, competitive and commercially reasonable and no less favorable to the Company than a comparable loan between unaffiliated parties. In addition, a majority of the directors, (including all of the Company’s independent directors) not otherwise interested in such transaction have determined that borrowing in excess of 60% of the greater of cost (before deducting depreciation and other non-cash reserves) or fair market value of the Company’s gross assets is justified and in the best interest of the Company’s shareholders.

The Medtronic Agreement is contingent upon the release from escrow of the subscription proceeds received in the Company’s public offering, which will be held in escrow until subscriptions aggregating at least $2,500,000 are received and accepted by the Company (excluding subscriptions received from the Company’s advisor or its affiliates). Additionally, the Medtronic Agreement contains customary representations and warranties and customary indemnification provisions.

The Medtronic Property was acquired by Series C in February 2011 to hold for possible future acquisition by the Company or another Cole Real Estate Investments sponsored program.  Due to the considerable conditions that must be satisfied in order to acquire the Medtronic Property, the Company cannot make any assurances that the closing of this acquisition is probable.  Other properties may be identified in the future that the Company may acquire prior to or instead of the Medtronic Property.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 22, 2011, the Company’s board of directors and sole initial stockholder approved an amendment to the Company’s charter (the “Charter Amendment”).    The Charter Amendment revises Section 8.6 of the charter to authorize payment of a real estate disposition fee to the Company’s advisor or its affiliates in the event the advisor or its affiliates provides substantial services in connection with the sale of a property, as determined by a majority of the Company’s independent directors. The real estate disposition fee shall be an amount up to one-half of the brokerage commission paid, but in no event greater than one percent of the sales price of the property sold, provided, however, in no event may the disposition fee paid to our advisor or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price. The prior provision in the Company’s charter did not provide for such a fee.

The Charter Amendment was filed with the Maryland State Department of Assessments and Taxation and became effective on February 23, 2011.  A copy of the Charter Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holder

        The information set forth under Item 5.03 of this current report on Form 8-K is hereby incorporated by reference into this Item 5.07.

Item 8.01	Other Events

The Company’s Board of Directors has authorized a daily distribution, based on 365 days in the calendar year, of $0.001781016 (which equates to 6.5% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) per share for stockholders of record as of each day of the period commencing on the first day following the release from escrow of the subscription proceeds received in the Company’s public offering, as a result of the receipt of subscriptions aggregating at least the minimum offering of $2,500,000 (the “Distribution Start Date”), and ending on March 31, 2011. The payment date for each of the daily distributions for each day of each calendar month in the period commencing on the Distribution Start Date and ending on March 31, 2011 will be in the following calendar month.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1         Articles of Amendment to Articles of Amendment and Restatement, effective February 23, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 28, 2011	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Vice President of Accounting Principal Accounting Officer